SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):       June 17, 1999

                      SOUTHERN PACIFIC FUNDING CORPORATION
             (Exact name of registrant as specified in its charter)

         California                 1-11785                    33-0636924
(State or other jurisdiction (Commission File No.) (IRS Employer Identification
  of incorporation)                                       No.)

One Centerpointe Drive, Suite 551
Lake Oswego, Oregon                                               97035
(Address of principal executive offices)                        (Zip Code)

                                 (503) 684-6316
              (Registrant's telephone number, including area code)

Item 5.  Other Events.

         Southern Pacific Funding Corporation ("SPFC") has entered into a settlement agreement (the "Settlement Agreement") with Norwest Bank Minnesota, National Association ("Norwest"), MBIA Insurance Corporation ("MBIA"), and The Goldman Sachs Group, Inc. ("Goldman"), dated June 17, 1999. A copy of the Settlement Agreement is attached as Exhibit 10 to this report. The Settlement Agreement is subject to Bankruptcy Court approval in SPFC's Chapter 11 case. If one or more objections to the Settlement Agreement are filed on or before July 7, 1999, a hearing will be held on the motion to approve the Settlement Agreement on July 7, 1999.

         Norwest serves as trustee and MBIA acts as certificate insurer with respect to several of SPFC's mortgage loan securitization trusts (the "Trusts"). The Trusts were established under the terms of Pooling and Servicing Agreements or Indentures (collectively, the "Pooling and Servicing Agreements") which, under SPFC's proposed plan of reorganization, will be assumed by the reorganized company pursuant to Section 365(b) of the Bankruptcy Code.

         Norwest has filed eight proofs of claim in SPFC's bankruptcy case totaling approximately $2 billion based on alleged breaches of the Pooling and Servicing Agreements due to SPFC's failure to repurchase certain allegedly defective mortgage loans owned by the Trusts. MBIA has also filed a contingent proof of claim in an estimated amount of $2.4 billion. SPFC has asserted that its failure to repurchase the mortgage loans at issue is not a breach of the Pooling and

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Servicing Agreements but, at most,  constitutes a default under related mortgage loan purchase agreements.

         The Settlement Agreement provides that SPFC will purchase those mortgage loans with critical document deficiencies that cannot be cured. SPFC believes that all such deficiencies will be cured, including pursuant to amended document delivery requirements contained in the Settlement Agreement. However, the liquidating trust (the "Liquidating Trust") to be established under SPFC's plan of reorganization will be required to pay approximately $3.3 million to repurchase certain mortgage loans that were supposed to be, but were not, transferred to the Trusts.

         The Settlement Agreement requires that a subservicer acceptable to Norwest and MBIA be appointed for each Trust as to which SPFC acts as master servicer no later than September 30, 1999, with the transfer of servicing to be completed by October 31, 1999. The Settlement Agreement acknowledges that Ocwen Financial Corporation and a related entity are acceptable subservicers.

         The Settlement Agreement also provides that SPFC, the Liquidating Trust, and Goldman will release Norwest and MBIA from all claims resulting from SPFC's failure to perform as master servicer. Norwest and MBIA will withdraw all proofs of claim relating to the alleged breaches of the Pooling and Servicing Agreements. SPFC will also be required to compensate the Trusts for damages, if any, arising out of legal proceedings brought by Oceanmark Bank, F.S.B. ("OMB"), in connection with certain mortgage loans held by the Trusts that OMB claims it owns.

         SPFC is required to file Monthly Operating Reports with the United States Bankruptcy Court for the District of Oregon pursuant to Bankruptcy Rule 2015 in connection with its Chapter 11 case (Case No. 398-37613-elp11). Attached hereto as Exhibit 99 are the financial statements (omitting certain schedules) included in the Monthly Operating Report for the Month Ending May 1999, filed with the Bankruptcy Court on June 29, 1999.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits:

                  10 Settlement Agreement dated as of June 17, 1999, by and among Southern Pacific Funding Corporation, Norwest Bank Minnesota, National Association, MBIA Insurance Corporation, and The Goldman Sachs Group, Inc.

                  99 Financial Statements from Monthly Operating Report for May 1999.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         SOUTHERN PACIFIC FUNDING CORPORATION


Dated:  June 30, 1999               By:/s/ Timothy Breedlove
                                       -----------------------------
                                             Name: Timothy Breedlove
                                             Title:    Chief Financial Officer

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